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                                                                   June 27, 2000

Mr. Michael A. Griffith
Chairman & CEO
ChiRex Inc.
300 Atlantic Street
Suite 402
Stamford, CT 06901
U.S.A.

Dear Michael,

     In connection with Rhodia's consideration of the potential acquisition (the "Transaction") of all or any portion of the assets, securities or businesses of ChiRex Inc. ("ChiRex"), Rhodia, directly or through its financial advisor or counsel, will (i) review and discuss with ChiRex or ChiRex's Representatives (as defined below) certain information concerning the business, operations and assets of ChiRex and the possible terms and conditions of the Transaction and
(ii) make available to ChiRex or ChiRex's Representatives certain information concerning Rhodia's business, operations and assets (all of such information provided to ChiRex or ChiRex's Representatives being referred to as the "Rhodia Material").

     ChiRex agrees to use the Rhodia Material solely for evaluating the Transaction and not in any way detrimental to Rhodia and to keep the Rhodia Material confidential; provided, however, that ChiRex may disclose any Rhodia Material to any of ChiRex's directors, officers, employees, agents, advisors, attorneys and other representatives ("ChiRex's Representatives"), in each case who need to know such information for the purpose of evaluating the Transaction (it being understood that they shall be informed by ChiRex of the confidential nature of such information and that ChiRex shall cause them to treat such information confidentially and that ChiRex shall be responsible for any breach by them of this agreement).

     The term "Rhodia Material" includes all information or data received by ChiRex or ChiRex's Representatives, whether before or after ChiRex's execution of this agreement, relating to the business and operations (including, without limitation, information regarding the customers and intellectual property) of Rhodia or any of its affiliates or subsidiaries, and shall also be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by ChiRex or ChiRex's Representatives based on the Rhodia Material made available by or on behalf of Rhodia.

     The term "Rhodia Material" does not include information which (i) is or becomes generally available to the public other than as a result of the breach of this agreement by
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ChiRex or ChiRex's Representatives, (ii) was available to ChiRex or ChiRex's
Representatives on a non-confidential basis prior to its disclosure by Rhodia or Rhodia's Representatives (as defined below), (iii) is or becomes available to ChiRex on a non-confidential basis, provided that the source of such information is not known by ChiRex to be bound by a confidentiality agreement or other obligation of confidentiality with respect to such information, or (iv) was independently developed by employees or consultants of ChiRex or ChiRex's Representatives without reference to or knowledge of the Rhodia Material.

     ChiRex agrees that neither ChiRex nor any of ChiRex's Representatives will disclose, and ChiRex represents that neither ChiRex nor, to ChiRex's knowledge, any of ChiRex's Representatives has disclosed, to any person (i) the fact that discussions or negotiations are taking place between ChiRex or ChiRex's Representatives and Rhodia or Rhodia's directors, officers, employees, agents, advisors, attorneys and other representatives ("Rhodia's Representatives") concerning the Transaction, (ii) any of the terms, conditions or other facts of the Transaction contained in any written communications to ChiRex or ChiRex's Representatives from Rhodia or Rhodia's Representatives, including any drafts of transaction documents with respect thereto, (iii) information regarding either the price which may be proposed by Rhodia in connection with the Transaction or the identity of Rhodia as potential acquirer or (iv) the fact that Rhodia Material has been made available to ChiRex or ChiRex's Representatives in connection with the Transaction; provided that ChiRex or ChiRex's Representatives may make such disclosure if they have received the written opinion of outside counsel that such disclosure must be made in order not to commit a violation of any legal obligations of ChiRex or ChiRex's Representatives to make such disclosure.

     In the event that ChiRex or any of ChiRex's Representatives are requested or required (by subpoena, court order, or similar process) to disclose any information whose disclosure is prohibited by the preceding paragraph, ChiRex shall use its best efforts to provide Rhodia with prompt written notice, unless notice is prohibited by law, of any such request or requirement so that Rhodia may seek a protective order or other appropriate remedy. In the event that (i) such protective order or other remedy is not obtained or (ii) ChiRex's best efforts are insufficient to allow Rhodia to obtain a protective order or other remedy, ChiRex may disclose such information and ChiRex will exercise ChiRex's best efforts to obtain assurance that confidential treatment will be accorded to such information.

     ChiRex agrees that other than as authorized by this agreement or a definitive agreement for the Transaction executed by ChiRex and Rhodia or any of Rhodia's affiliates, neither ChiRex nor any of ChiRex's Representatives will take any action that might require ChiRex to make a public announcement regarding the possibility of a business combination, merger, sale of assets, liquidation or other extraordinary corporate transaction involving Rhodia. Notwithstanding anything in this agreement to the contrary, Rhodia and ChiRex agree that a public release or announcement concerning the Transaction may be issued by ChiRex with the prior consent of Rhodia (which consent shall not be unreasonably withheld or delayed); provided that such consent shall not be required if (A) ChiRex determines that a public response is necessary or desirable to address public rumors (factual or not) related to the Transaction or if ChiRex receives the written opinion of its outside counsel that (i) obtaining such consent is prohibited by law or (ii) such public release or announcement is required by law and (B) ChiRex uses its best efforts to consult with Rhodia prior to making such release.


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     Upon Rhodia's request, all copies of the Rhodia Material (except for that portion of the Rhodia Material that consists of notes, analyses, compilations, studies, interpretations or other documents prepared by ChiRex or ChiRex's Representatives) will be promptly returned to Rhodia. That portion of the Rhodia Material that consists of such notes, analyses, complications, studies, interpretations or other documents will be destroyed upon Rhodia's request, such destruction to be confirmed in writing to Rhodia.

    ChiRex acknowledges that neither Rhodia nor any of Rhodia's Representatives
(i) makes any representation or warranty as to the accuracy or completeness of the Rhodia Material or (ii) incurs any obligation to inform ChiRex of any change in Rhodia or the information provided to ChiRex. ChiRex agrees that neither Rhodia nor any of Rhodia's Representatives shall have any liability to Chirex or any of Chirex's Representatives relating to or resulting from use of the Rhodia Material.

     It is understood and agreed that no failure or delay by Rhodia in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. ChiRex agrees that money damages would not be a sufficient remedy for any breach of this agreement by ChiRex or ChiRex's Representatives and that in addition to all other remedies Rhodia shall be entitled to equitable relief, including injunction and specific performance, for any breach of the provisions of this agreement. Chirex further agrees to waive, and use ChiRex's best efforts to cause ChiRex's Representatives to waive, any requirement for the securing or posting of any bond in connection with such remedy.

     This agreement will inure to the benefit of and may be enforced by Rhodia and its successors or assigns and will be binding upon ChiRex and ChiRex's Representatives and their respective successors in interest; provided, however, that any assignment by ChiRex or ChiRex's Representatives of their respective rights and obligations hereunder without Rhodia's prior consent will be void.

     This agreement embodies the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes any prior understandings and agreements relating thereto (other than the letter-agreement dated May 26, 2000 between ChiRex and Rhodia). In the event that any provision of this agreement is held invalid or unenforceable by a court of competent jurisdiction, then such provision will be considered separate and apart from the remainder of this agreement which will remain in full force and effect. In the event any provision is held to be overbroad as written, then such provisions will be deemed amended to narrow its application to the extent necessary to make the provision enforceable in accordance with applicable law and enforced as so amended. This agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.

     This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws, principles or rules. Rhodia and ChiRex irrevocably agree that the courts of the State of New York are to have exclusive jurisdiction to settle any dispute which may arise in connection with the validity, effect, interpretation or performance of, or the legal relationships established by, this agreement or otherwise in connection with this agreement and either party may apply to such courts for ancillary relief. For such purposes, each party irrevocably submits to the jurisdiction of any such court, waives any objections to the jurisdiction of any such court and agrees that a
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judgment or order of any such court shall be conclusive and binding on it and may be entered against it in the courts of any other jurisdiction.

     Please confirm ChiRex's agreement with the foregoing by signing and returning one copy of this letter to Rhodia.


                                          Very truly yours,


                                          Rhodia



                                          By:  /s/ J-C Bravard
                                             ---------------------
                                             Name: J-C Bravard
                                             Title: Deputy President


Accepted and agreed as of
The date first written above;

ChiRex Inc.

By:  /s/ Thomas I. H. Dubin
   ---------------------------------------
   Name: Thomas I. H. Dubin
   Title: V.P. General Counsel & Secretary